Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Technology Investment Capital Corp. of our report dated March 16, 2005, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in such Form. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Report of Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP New York, New York

November 22, 2005